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Fourth Quarter 2020 - Delek US Earnings Script
Conference Call Operator to introduce the forward looking statements presenter…
Blake - Delek US Holdings, Inc. IR
Thank you and good morning. I would like to thank everyone for joining us on today's conference call and webcast to discuss Delek US Holdings’ fourth quarter 2020 financial results.
Joining me on today's call is Uzi Yemin, our Chairman, President & CEO, Reuven Spiegel EVP & CFO and Louis LaBella, EVP & President of Refining, as well as other members of our management team. The presentation materials used during today’s call can be found on the investor relations section of the Delek US website.
As a reminder, this conference call may contain forward-looking statements as that term is defined under federal securities laws. Please see slide 2 for the safe harbor statement.
In addition to reporting financial results in accordance with generally accepted accounting principles or GAAP, we report certain non-GAAP financial results. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which can be found in the press release, which is posted on the investor relations section of our website. Our prepared remarks are being made assuming that the earnings release has been reviewed as we are covering less segment and market information than is incorporated into the 4Q press release.
On today’s call, Reuven will review financial performance, I will cover capitalization and guidance, Louis will cover operations and CAPEX. Then Uzi will offer a few closing strategic comments. With that, I’ll turn the call over to Reuven.
Reuven Spiegel - Delek US Holdings, Inc. - CFO
Thanks Blake. On an adjusted basis for the fourth quarter 2020, Delek US reported a net loss of $204 million, or a negative $2.77 per share, compared to net income of $9 million, or $0.11 per diluted share in the prior year period. Our adjusted EBITDA was "negative" $138 million in the fourth quarter 2020, compared to $65 million in the prior year period. The second paragraph of the press release highlights $38 million of after-tax headwinds or $0.52 per share of items included in adjusted results. I would like to highlight the tables on page 10 of the release providing inventory hedging impacts and page 14 providing "other inventory" impacts in the quarter.
On slide 4, we provide a cash flow waterfall. In the fourth quarter of 2020, we had positive cash flow of approximately $117 million from continuing operations, which includes a working capital benefit of $243 million. Cash capital expenditures in the quarter were approximately $32 million.
With that I will turn it over to Blake.
Blake Fernandez - SVP IR
Thanks Reuven.
Slide 5, highlights our capitalization. We ended the fourth quarter with $788 million of cash on a consolidated basis and $1.56 billion of net long-term debt. Excluding net debt at Delek Logistics of $988 million, we had net long-term debt of approximately $573 million at December 31, 2020. I would remind you that we expect a federal tax refund of approximately $156 million, of which $136 million is expected to be collected in the first half of 2021.
Moving to slide 6, we provide first quarter guidance for modeling. Our controllable cost reduction initiatives remain on-track on an underlying basis. That said, inclement weather in our regional footprint in February is putting upward pressure on energy related expenses on a short-term basis. We would expect weather related expenses to normalize in due course.
Lastly, the Wink to Webster JV announced in January, that the Midland-to-Webster segment of the pipeline system is now operating.
With that I will now turn the call over to Louis to discuss our operations and capex.
Louis LaBella - Delek US Holdings, Inc. - EVP / President Refining
Thanks Blake. During the Fourth Quarter, our total refining system crude oil throughput was approximately 229 thousand barrels per day. In the first quarter 2021, we expect crude oil throughput to average between 165,000 and 175,000 barrels per day, or approximately 56% percent utilization at the mid-point. This reflects accelerated timing of the El Dorado turnaround originally planned for 2Q, weather related downtime at Big Spring and Tyler in February and Krotz Springs continuing to run at its current operating mode. Big Spring and Tyler are expected to be back to normal operations in March and we have no further turnaround work planned for the rest of the year.
On slide 7, Capital expenditures during the fourth quarter were $32 million bringing full-year 2020 spending to $240 million. This was $10 million below our revised capital budget and $85 million below our original 2020 budget.

As a reminder, our 2021 capital program is expected to be $150 to $160 million (including turnarounds) representing a reduction of approximately $85 million from 2020 levels.
Next I will turn the call over to Uzi for closing comments.
Uzi Yemin - Delek US Holdings, Inc. - CEO
Thanks Louis.
Delek remains on-track and well-positioned entering 2021, supported by cost and capital reduction initiatives. Recent industry downtime resulting from cold weather along the gulf coast should create improving product inventories and margins for the gulf coast region, which is the heart of our asset base. Our 80% ownership in DKL continues to perform well, with the company outlining another 5% distribution increase in 2021.
In renewable diesel, we have retained a low-cost option of $13 million to acquire a one-third economic interest in GCE Holdings Acquisitions, which indirectly owns and operates the Bakersfield, CA refinery. In our view, this approach to renewable diesel helps mitigate execution risk and is far less capital intensive.
The retail business has served as a layer of stability and diversification throughout the year. We see strong growth opportunities in this segment with returns well above other areas within energy.
Blake Fernandez - SVP IR
Thanks. Before we conclude, we would like to address CVR Energy’s nomination of three director candidates for election to the Board at our 2021 Annual Meeting. Delek is committed to maintaining a strong, independent and diverse Board that serves the best interests of its shareholders, employees, customers and partners, and regularly reviews opportunities to create and deliver value. Our Nominating and Corporate Governance Committee will evaluate CVR's nominees and make a recommendation in due course.
We will not be making further comments on the nominations or our shareholder conversations at this time. The purpose of today’s call is to discuss our fourth quarter and full year 2020 earnings results, and we ask that you keep your questions focused on those topics.
With that operator, can we please open the call for questions?

Additional Information
Delek US, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the company’s shareholders in connection with the matters to be considered at the Company’s 2021 Annual Meeting. Delek US intends to file a proxy statement and a white proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. DELEK US SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the ownership of the Company’s stock and other securities by the Company’s directors and executive officers is included in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.delekus.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2021 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Delek US with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at http://www.delekus.com.